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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)





                               GMX RESOURCES INC.
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                                (Name of Issuer)


                     Common Stock, Par Value $.001 Per Share
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                         (Title of Class of Securities)


                                   38011M 10 8
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                                 (CUSIP Number)


                                December 31, 2005
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             (Date of Event Which Requires Filing of this Statement)





     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

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CUSIP No. 38011M 10 8                    13G                   Page 2 of 4 Pages
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  1.    NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ken L. Kenworthy, Jr.
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  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                          (a)[_]
                                                                          (b)[_]
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  3.    SEC USE ONLY


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  4.    CITIZENSHIP OR PLACE OF ORGANIZATION:

        United States
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                           5.   SOLE VOTING POWER

                                848,471
        NUMBER OF          -----------------------------------------------------
         SHARES            6.   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,036
          EACH             -----------------------------------------------------
        REPORTING          7.   SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 848,471
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                0
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  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        848,471
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 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
        (See Instructions)
                                                                             [_]
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 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

        8.50%
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 12.    TYPE OF REPORTING PERSON (See Instructions)

        IN
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                                Page 2 of 4 Pages
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CUSIP No. 38011M 10 8                    13G                   Page 2 of 4 Pages
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ITEM 1.

        (a)  Name of Issuer: GMX Resources, Inc.

        (b)  Address of Issuer's Principal Executive Offices:
                  One Benham Place
                  9400 North Broadway, Suite 600
                  Oklahoma City, OK 73114



ITEM 2.

        (a)  Name of Persons Filing: Ken L. Kenworthy, Jr.

        (b)  Address of Principal Business Office or, if none, Residence:
                  One Benham Place
                  9400 North Broadway, Suite 600
                  Oklahoma City, OK 73114

        (c)  Citizenship: United States

        (d)  Title of Class of Securities: Common Stock, Par Value $.001 Per
             Share

        (e)  CUSIP Number: 38011 M 10 8



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. SS. 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)  [_]  Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).
        (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
        (e) [_] An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);
        (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(a)(ii)(F);
        (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h)  [_]  A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i)  [_]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j)  [_]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).


                                Page 3 of 4 Pages
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CUSIP No. 38011M 10 8                    13G                   Page 4 of 4 Pages
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ITEM 4. OWNERSHIP

        Ken L. Kenworthy, Jr. owns individually 848,471 shares and 13,036 jointly with his wife as trustees of a minor child's trust and disclaims beneficial ownership of the 710,918 shares which are directly owned by his spouse, Karen M. Kenworthy and which are reported separately.



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].



ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.



ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.



ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.



ITEM 10.CERTIFICATION

        Not applicable.





SIGNATURE

Date:   February 14, 2006.                      /s/ Ken L. Kenworthy, Jr.
                                                --------------------------------
                                                Ken L. Kenworthy, Jr.




                                Page 4 of 4 Pages